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                                                                     Exhibit 5.1

                          TOMOTSUNE KIMURA & MITOMI

SANNO GRAND BUILDING                                  TELEPHONE: 81-3-3580-0800
14-2, NAGATACHO 2-CHOME                               TELEX: J28596 TKANDM
CHIYODA-KU                                            FACSIMILE: 81-3-3593-3336
TOKYO 100-0014, JAPAN


                                                September 29, 2000


Nippon Telegraph and Telephone Corporation
3-1, Otemachi 2-chome
Chiyoda-ku, Tokyo 100-8116

Dear Sirs:

        In connection with the Registration Statement (together with any amendments, including pre- and post-effective amendments and supplements thereto and any new Registration Statement filed pursuant to Rule 462(b) relating to such Registration Statement, the "Registration Statement") which you have filed to register under the United States Securities Act of 1933, the sale of shares of your Common Stock, par value 50,000 Japanese yen per Share ("Shares"), in the form of shares or American Depositary Shares, you have asked that we furnish our opinion to be filed as Exhibit 5.1 to the Registration Statement. For such purpose we have reviewed the provisions of your Articles of Incorporation and such other documents and such questions of law as we have deemed necessary or advisable. On the basis of such review we advise you that in our opinion the Shares, when sold and delivered, will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and we also consent to the reference made to us under the captions "Validity of Securities" and "Certain Tax Considerations" in the Prospectus contained in the Registration Statement.


                                                Very truly yours,

                                                /s/ Tomotsune Kimura & Mitomi